Exhibit 99.1
THE HUNTINGTON 401(k) PLAN
Employer ID No.: 31-0724920
Plan Number: 002

Financial Statements as of and for the Years Ended December 31, 2025 and 2024,
Supplemental Schedule as of December 31, 2025, and
Report of Independent Registered Public Accounting Firm

THE HUNTINGTON 401(k) PLAN
TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm - Ary Roepcke Mulchaey, P.C.	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-9

SUPPLEMENTAL SCHEDULE*:
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2025	10

*	All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Human Resources and Compensation Committee and the Investment and Administrative Committee of the
Board of Directors of Huntington Bancshares Incorporated and Plan Participants of
The Huntington 401(k) Plan

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of The Huntington 401(k) Plan (the “Plan”) as of December 31, 2025 and 2024, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes and schedule (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental information contained in Schedule H, Line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2025 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

We have served as the Plan’s auditor since 2014.

Columbus, Ohio
June 25, 2026

THE HUNTINGTON 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2025 AND 2024

	2025	2024
ASSETS
Investments, at fair value	$2,803,408,685	$2,342,405,323
Receivables:
Accrued dividends and interest receivable	1,628,228	1,691,985
Notes receivable from participants	33,845,848	29,469,670
Total receivables	35,474,076	31,161,655
Total assets	2,838,882,761	2,373,566,978
LIABILITIES
Dividends payable to Plan participants	68,491	70,980
Payable for administrative expenses	264,033	283,254
Total liabilities	332,524	354,234
NET ASSETS AVAILABLE FOR BENEFITS	$2,838,550,237	$2,373,212,744
See notes to financial statements.

THE HUNTINGTON 401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS
Investment income:
Net appreciation in fair value of investments	$338,772,010	$281,265,401
Dividends and interest from investments	46,257,210	48,408,780
Total investment income	385,029,220	329,674,181
Interest on notes receivable from participants	2,716,374	2,298,989
Contributions:
Employees	167,635,764	155,087,282
Employer	67,751,709	60,861,214
Rollovers	84,974,249	35,400,127
Total contributions	320,361,722	251,348,623
Total additions	708,107,316	583,321,793

Benefit distributions and other withdrawals	(242,769,823)	(225,912,985)
Net increase in net assets available for benefits	465,337,493	357,408,808

Net assets available for benefits at beginning of year	2,373,212,744	2,015,803,936
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$2,838,550,237	$2,373,212,744
See notes to financial statements.

THE HUNTINGTON 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE PLAN
The following description of The Huntington 401(k) Plan (the “Plan”) provides only general information. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions.
General - The Plan is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”), effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). On December 13, 2000, Huntington's common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington's common stock were designated as an Employee Stock Ownership Plan (“ESOP”). The ESOP forms a portion of the Plan.
Acquisition - On October 20, 2025, Huntington completed the acquisition of Veritex Holdings, Inc. ("Veritex"). Upon completion of this acquisition, Veritex employees who transitioned to Huntington employment became immediately eligible to participate in the Plan. On October 19, 2025 Veritex Board of Directors adopted a resolution to terminate the Veritex Community Bank 401(k) Plan ("Veritex 401(k) Plan"). All participants were fully vested in their account balances. In connection with the Veritex 401(k) Plan termination, participants were permitted to rollover their account balances into the Plan. The total amount that was rolled over in December 2025 from the Veritex 401(k) Plan to the Plan was $43,015,158 and is included in rollovers in the 2025 Statements of Changes in Net Assets Available for Benefits.
Plan Amendments - From time to time, the Plan has been amended and restated. Amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), and provisions of ERISA.
Plan Termination - Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code. In the event of Plan termination, participants will become 100% vested in their accounts.
Funding and Vesting - Employees must complete thirty days of employment before they are eligible to participate in the Plan. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, subject to certain statutory limits.
Huntington matches contributions equal to 150% on the first 2% of participant elective deferrals and 100% of the next 1% of participant elective deferrals. Employer matching contributions are on a two-year cliff-vesting schedule. After two years of service, the employer matching contributions will be 100% vested. All prior years of service count toward vesting. For highly compensated employees, compensation eligible for employer matching contributions is limited to $200,000.
The Plan also includes an automatic enrollment feature. Eligible employees who do not enroll, or do not affirmatively opt out, will initially be enrolled at 4% of pre-tax eligible compensation for the first calendar year of their automatic enrollment. In addition, deferrals will automatically increase each January by 1% per year up to a maximum of 10% of plan eligible compensation, unless a participant affirmatively elects to opt out.
Forfeitures - Any forfeited portion of a participant’s account will be restored to the participant’s account if they are rehired within five years of termination and the entire amount distributed upon termination is repaid to the Plan. Forfeitures are either used to reduce Huntington's contributions to the Plan or to pay reasonable expenses of the Plan. Forfeitures used to reduce Huntington's contributions and pay reasonable expenses were $2,239,129 and $2,002,073 during 2025 and 2024, respectively. At December 31, 2025 and 2024, forfeited non-vested accounts were $847,903 and $706,182, respectively.
Administration - The Plan is administered by a committee appointed by the Board of Directors of Huntington. The Plan’s trustee and recordkeeper is Fidelity Management Trust Company (“Fidelity”). The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.
Participant Accounts - Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, administrative expenses, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Fees and Expenses - Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Administrative expenses are also paid by participants from the assets of the Plan. Investment related expenses are included in the net appreciation (depreciation) of fair value of investments.

Investment Options - Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including Huntington common stock, a variety of mutual funds, and collective investment trust funds. Participants may also utilize a participant-directed brokerage account ("Fidelity BrokerageLink" or "BrokerageLink") for a portion of their Plan account. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. If a Plan participant enrolls without making an investment election, all contributions will be allocated to the applicable age-appropriate Vanguard Target Retirement Fund.
Plan Investments - Plan investments consist of shares of Huntington common stock, mutual funds, and collective investment trust funds held by the Plan's trustee, Fidelity (the "Plan Trustee"). Plan investments also consist of BrokerageLink accounts. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. A portion of participant holdings in Huntington common stock are held in Fidelity Government Cash Reserves Fund to help facilitate purchases and sales of Huntington common stock. At the direction of participants, the Plan Trustee purchases and redeems shares of mutual funds and collective investment trust funds in accordance with applicable requirements of each individual fund.
Participant Loans -Participants may borrow from their vested account balance in amounts from $1,000 up to the lesser of $50,000 or 50% of their vested account balance. Loan terms cannot exceed five years, or a maximum of 15 years if used for the purchase of their principal residence. The loans are secured by the balance in the participant's account. The interest rate charged on amounts borrowed is equal to the Prime Rate plus 1%. Principal and interest is paid ratably through payroll deductions.
Participant loans are listed as notes receivable from participants in the Plan’s financial statements and valued at their unpaid principal balance plus accrued but unpaid interest.
Contributions - Employee and employer contributions to the participants' accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.
Benefit Distributions and Other Withdrawals - A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request in-service withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. However, certain distributions of employee and employer match deferrals may be made in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation - The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.
Income Recognition - Dividends are recorded on their ex-dividend date. Interest is recorded on an accrual basis when earned. Net appreciation or depreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.
Benefit Payments - Benefits are recorded when paid.
Fair Value Measurements - Accounting Standards Codification (“ASC”) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal market for the asset or liability in an orderly transaction on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are described further in Note 5 Fair Value Measurements. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.
Contributions - Plan participant contributions and the related employer matching contributions are recorded in the year in which the participant contributions are withheld from the compensation.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Risks and Uncertainties - The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Market risks include global events which could impact the value of investment securities, such as a pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

3. PARTY-IN-INTEREST TRANSACTIONS
Notes receivable from participants and common stock of Huntington are held by the Plan Trustee and qualify as party-in-interest transactions. Fidelity Management Trust Company, trustee of the Plan and its subsidiaries and affiliates, maintain and manage certain investments of the Plan for which the Plan is charged.

	December 31,
	2025	2024
Number of shares, Huntington common stock	10,458,083	10,909,999
Huntington common stock	$181,447,740	$177,505,684
Fidelity Managed Funds (1)	781,215,393	660,236,416
Fidelity BrokerageLink	40,114,697	31,511,360
(1)Includes mutual funds and collective investment trust funds managed by Fidelity, including the Spartan 500 Index Plus Fund, Spartan Extended Market Index Fund, Spartan Total International Index Fund, Fidelity Government Cash Reserves Fund and Fidelity U.S. Bond Index Fund.

	Year ended December 31,
	2025	2024
Dividends on Huntington common stock	$6,611,097	$7,003,263
Realized and unrealized gain on Huntington common stock	11,227,281	40,922,367
Fees charged to participants are used to offset expenses of the Plan. Costs and expenses paid by the Plan for administration and which qualify as party-in-interest transactions totaled $1,690,706 and $1,458,615 for 2025 and 2024, respectively. Costs and expenses are included in benefit distributions and other withdrawals in the Plan financial statements.

4. INCOME TAXES
The IRS has determined and informed the Plan sponsor by letter dated January 27, 2017, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, Huntington believes the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the Code and, that the trust, which forms a part of the Plan is qualified and tax-exempt.
GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that more likely than not would not be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2025 and 2024, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress.

5. FAIR VALUE MEASUREMENTS
Investments measured on a recurring basis and categorized as Level 1 and Level 2 within the fair value hierarchy included investments in publicly traded stock, mutual funds, and BrokerageLink accounts. The fair value of Level 1 assets are based on quoted prices (unadjusted) for identical assets in active markets. The fair value of Level 2 assets are based on observable market-based inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.There were no assets measured on a recurring basis categorized as Level 3, for which valuations use significant unobservable inputs.
The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value:
•Huntington Common Stock: This includes Huntington common stock and was valued at the closing price reported on the Nasdaq Global Stock Market.
•Mutual funds: The mutual funds are valued at the quoted net asset value of shares in the individual mutual funds, which is the readily determinable fair value, as reported on the relevant stock exchange.
•BrokerageLink accounts: Accounts primarily consist of registered investment companies and common stocks that are valued using quoted market prices (Level 1) and other investments that are valued using observable market inputs for similar investments (Level 2).
•Collective investment trust funds: The investment in the collective investment trust funds are reported at net asset value per share as determined by the sponsoring trustee, and is calculated by subtracting liabilities from the value of a fund's total assets and dividing it by the number of fund's shares outstanding. The net asset value is used as a practical expedient to estimate fair value.
The methods above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2025 and 2024. For the years ended December 31, 2025 and 2024, there were no transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs
December 31, 2025	(Level 1)	(Level 2)	Total
Common stock	$181,447,740	$—	$181,447,740
Mutual funds	375,211,169	—	375,211,169
BrokerageLink accounts	37,999,902	2,114,795	40,114,697
Total assets in fair value hierarchy	$594,658,811	$2,114,795	596,773,606
Collective investment trust funds measured at net asset value (1)			2,206,635,079
Total investments			$2,803,408,685

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets
December 31, 2024	(Level 1)	Total
Common stock	$177,505,684	$177,505,684
Mutual funds	332,480,141	332,480,141
BrokerageLink accounts	31,511,360	31,511,360
Total assets in fair value hierarchy	$541,497,185	541,497,185
Collective investment trust funds measured at net asset value (1)		1,800,908,138
Total investments		$2,342,405,323
(1)    In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.
The following table set forth additional disclosures of the Plan's collective investment trust fund investments that have fair value measurements estimated using net asset value ("NAV"):

	Fair Value Estimated Using NAV Per Share
	December 31, 2025	December 31, 2024	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
Investment:
Invesco Stable Value Trust B1	$69,093,935	$68,330,077	N/A	Daily	N/A	12 Months
Prudential Core Plus Bond Fund	61,326,645	49,648,220	N/A	Daily	N/A	5 Days
Spartan 500 Index Plus Fund	482,613,444	404,746,249	N/A	Daily	N/A	30 Days
Spartan Extended Market Index Fund	187,562,143	176,764,143	N/A	Daily	N/A	30 Days
Spartan Total International Index Fund	77,194,914	50,732,331	N/A	Daily	N/A	30 Days
Vanguard Target Retirement Funds	1,140,750,730	890,288,224	N/A	Daily	N/A	None
Wellington CIF II	188,093,268	160,398,894	N/A	Daily	N/A	None

6. SUBSEQUENT EVENTS
Effective January 1, 2026, Huntington amended and restated the Plan to increase employer match contributions equal to 150% on the first 2% and 100% on the next 2%, for a total match of 5%. The Plan was also amended to implement a required catch-up contribution in connection with the SECURE 2.0 Act, to increase the automatic enrollment feature maximum from 10% to 15%, and to permit in-plan Roth conversions.
On February 1, 2026, Huntington completed the acquisition of Cadence Bank ("Cadence"). Immediately prior to the closing of this transaction, the Cadence 401(k) Profit-Sharing Plan was terminated and participants were permitted to rollover their account balances into the Plan. In addition, eligible Cadence employees who transitioned to Huntington employment became eligible to participate in the Plan effective February 1, 2026.

SUPPLEMENTAL SCHEDULE

THE HUNTINGTON 401(k) PLAN
EIN: 31-0724920 Plan Number: 002
SCHEDULE H, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,	(d) Cost	(e) Current
(a)	lessor or similar party	rate of interest, collateral, par, or maturity value	**	value
*	Huntington Bancshares Incorporated	Common stock		$181,447,740
	Total common stock			181,447,740

	Invesco Stable Value Trust B1	Collective investment trust		69,093,935
	Prudential Core Plus Bond Fund	Collective investment trust		61,326,645
*	Spartan 500 Index Plus Fund	Collective investment trust		482,613,444
*	Spartan Extended Market Index Fund	Collective investment trust		187,562,143
*	Spartan Total International Index Fund	Collective investment trust		77,194,914
	Vanguard Target Retirement 2020 Fund	Collective investment trust		22,990,253
	Vanguard Target Retirement 2025 Fund	Collective investment trust		86,175,234
	Vanguard Target Retirement 2030 Fund	Collective investment trust		160,470,262
	Vanguard Target Retirement 2035 Fund	Collective investment trust		192,226,173
	Vanguard Target Retirement 2040 Fund	Collective investment trust		157,181,744
	Vanguard Target Retirement 2045 Fund	Collective investment trust		162,251,714
	Vanguard Target Retirement 2050 Fund	Collective investment trust		134,842,949
	Vanguard Target Retirement 2055 Fund	Collective investment trust		103,603,683
	Vanguard Target Retirement 2060 Fund	Collective investment trust		70,788,212
	Vanguard Target Retirement 2065 Fund	Collective investment trust		31,949,067
	Vanguard Target Retirement 2070 Fund	Collective investment trust		5,327,607
	Vanguard Target Retirement Income Fund	Collective investment trust		12,943,832
	Wellington CIF II	Collective investment trust		188,093,268
	Total collective investment trust funds			2,206,635,079

	Europacific Growth Fund	Mutual fund		83,469,652
*	Fidelity Government Cash Reserves Fund	Mutual fund		7,402
*	Fidelity U.S. Bond Index Fund	Mutual fund		33,837,490
	T. Rowe Price Small Cap Stock Fund	Mutual fund		127,227,939
	Vanguard Equity Income Fund	Mutual fund		119,011,345
	Vanguard Inflation Protected Securities Fund	Mutual fund		11,657,341
	Total mutual funds			375,211,169

*	BrokerageLink accounts	Participant-directed brokerage		40,114,697

*	Notes Receivable from Participants	$33,845,848 principal amount, interest rates of 1.69% - 9.50%; maturing between 2026 - 2041		33,845,848

	Total			$2,837,254,533

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.